As filed with the Securities and Exchange Commission on February 1, 2006          Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SGX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	06-1523147
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

10505 Roselle Street
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

2000 Equity Incentive Plan
2005 Equity Incentive Plan
2005 Non-Employee Directors’ Stock Option Plan
2005 Employee Stock Purchase Plan
(Full title of the plans)

Michael Grey
President and CEO
SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, CA 92121
(Name and address of agent for services)

(858) 558-4850
(Telephone number, including area code, of agent for service)

Copies to:
Annette North, Esq.		Frederick T. Muto, Esq.
Vice President, Legal Affairs and		J. Patrick Loofbourrow, Esq.
Corporate Secretary		Charles S. Kim, Esq.
SGX Pharmaceuticals, Inc.		Cooley Godward LLP
10505 Roselle Street		4401 Eastgate Mall
San Diego, CA 92121		San Diego, CA 92121
(858) 558-4850		(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities		offering	aggregate	Amount of
to be registered	Amount to be registered (1)	price per share	offering price	registration fee
Common Stock, par value $0.001 per share	1,123,127 shares (2)	$2.26 (3)	$2,538,267(3)	$272
Common Stock, par value $0.001 per share	999,427 shares (4)	$6.00(5)	$5,996,562(5)	$642
Common Stock, par value $0.001 per share	75,000 shares (6)	$6.00(5)	$450,000(5)	$49
Common Stock, par value $0.001 per share	375,000 shares (7)	$6.00(5)	$2,250,000(5)	$241
Total		N/A	$11,234,829	$1,204

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the SGX Pharmaceuticals, Inc. 2000 Equity Incentive Plan (the “2000 Plan”). Any of such shares of Common Stock that are subject to awards that expire or are terminated without having been exercised in full or are repurchased, reacquired or forfeited following the effective date of the 2005 EIP will be available for future issuance under the 2005 EIP.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,123,127 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the 2000 Plan are calculated using a weighted average exercise price for such shares of $2.26 per share.

(4)	Represents 999,427 shares of common stock available for future issuance under the SGX Pharmaceuticals, Inc. 2005 Equity Incentive Plan (the “2005 EIP”), which number consists of (a) 750,000 shares of Common Stock initially available for future grants under the 2005 EIP, and (b) 249,427 shares of Common Stock available for future issuance under the 2000 Plan as of the effective date of the 2005 EIP. The number of shares of Common Stock reserved for future grant under the 2005 EIP shall be increased by the number of shares that, but for the termination of the 2000 Plan upon the effective date of the Registrant’s initial public offering, would otherwise have reverted back to the share reserve of the 2000 Plan upon the termination or expiration of stock options and other awards that expire or are terminated without having been exercised in full or are repurchased, reacquired or forfeited following the effective date of the 2005 EIP. In addition, the 2005 EIP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2005 EIP on the first day of the Registrant’s fiscal year, from 2007 until 2015. The number of shares added each year will be equal to the lesser of: (i) 3.5% of the fully-diluted shares of Common Stock outstanding on December 31 of the immediately preceding fiscal year, (ii) 500,000 shares of Common Stock, or (iii) a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the shares of Common Stock are calculated based on the price per share of the Registrant’s Common Stock in the initial public offering of the Registrant’s Common Stock, as set forth in the Registrant’s Prospectus filed on February 1, 2006 with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-128059).

(6)	Represents 75,000 shares of Common Stock reserved for future grant under the SGX Pharmaceuticals, Inc. 2005 Non-Employee Directors’ Stock Option Plan (the “2005 NEDSOP”). The 2005 NEDSOP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2005 NEDSOP on the first day of the Registrant’s fiscal year, from 2007 until 2015. The number of shares added each year will be equal to the lesser of: (i) the aggregate number of shares subject to options granted under the 2005 NEDSOP during the immediately preceding fiscal year, or (ii) a lesser number of shares of Common Stock as may be determined each year by the Registrant’s board of directors.

(7)	Represents 375,000 shares of Common Stock reserved for future grant under the SGX Pharmaceuticals, Inc. 2005 Employee Stock Purchase Plan (the “2005 ESPP”). The 2005 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2005 ESPP on the first day of the Registrant’s fiscal year, from 2007 until 2015. The number of shares added each year will be equal to the lesser of: (i) one percent of the fully-diluted shares of Common Stock outstanding on December 31 of the immediately preceding fiscal year, (ii) 150,000 shares of Common Stock, or (iii) a lesser number of shares of Common Stock as may be determined each year by the Registrant’s board of directors.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed with this Registration Statement on Form S-8 (the “Registration Statement”).
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement, the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):
     (a) The Registrant’s prospectus filed on February 1, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-128059), as amended, which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.
     (b) The description of the Registrant’s Common Stock (the “Common Stock”) contained in the Registrant’s registration statement on Form 8-A filed on January 20, 2006 (File No. 000-51745), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     (c) All documents, reports and definitive proxy or information statements that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
     For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
     You may request a copy of these filings, at no cost, by writing or telephoning us at:
SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, CA 92121
(858) 558-4850
     You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.
Item 4. Description of Securities.
     Not applicable

Item 5. Interests of Named Experts and Counsel.
     Not applicable
Item 6. Indemnification of Directors and Officers.
     The Registrant’s amended and restated certificate of incorporation limits the liability of the Registrant’s directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:
•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the directors derived an improper personal benefit.
     These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. The Registrant’s amended and restated bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to the Registrant, regardless of whether the Registrant’s amended and restated bylaws permit indemnification in connection with any such actions. The Registrant has obtained a policy of directors’ and officers’ liability insurance.
     The Registrant has entered into separate indemnity agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws. These agreements, among other things, require the Registrant to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Registrant’s directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.
     At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the Registrant, it has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description of Document

4.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation to become effective upon completion of Registrant’s initial public offering.

4.2(1)	Form of Registrant’s Amended and Restated Bylaws to become effective upon completion of Registrant’s initial public offering.

4.3(2)	Form of Common Stock Certificate of Registrant.

5.1	Opinion of Cooley Godward llp.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward llp. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1(2)	2000 Equity Incentive Plan and Form of Option Agreement and Form of Stock Option Grant Notice thereunder.

99.2(2)	2005 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

99.3(2)	2005 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.4(2)	2005 Non-Employee Directors’ Stock Option Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

(1)	Filed as an exhibit to Registrant’s registration statement on Form S-1 (File No. 333-128059) filed with the Commission on September 2, 2005, and incorporated herein by reference.

(2)	Filed as an exhibit to Registrant’s Amendment No. 4 to Form S-1 (File No. 33-128059) filed with the Commission on January 4, 2006, and incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 1, 2006.

SGX Pharmaceuticals, Inc.
By:	/s/ Michael Grey
Michael Grey
Chief Executive Officer

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Todd Myers and Michael Grey, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Grey Michael Grey	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	February 1, 2006

/s/ Todd Myers Todd Myers, C.P.A.	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2006

/s/ Christopher S. Henney Christopher S. Henney, Ph.D., D.Sc.	Chairman of the Board of Directors	February 1, 2006

/s/ Louis C. Bock Louis C. Bock	Member of the Board of Directors	February 1, 2006

/s/ Karin Eastham Karin Eastham, C.P.A.	Member of the Board of Directors	February 1, 2006

/s/ Jean-Francois Formela Jean-Francois Formela, M.D.	Member of the Board of Directors	February 1, 2006

/s/ Vijay K. Lathi Vijay K. Lathi	Member of the Board of Directors	February 1, 2006

/s/ Stelios Papadopoulos Stelios Papadopoulos, Ph.D.	Member of the Board of Directors	February 1, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Document

4.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation to become effective upon completion of Registrant’s initial public offering.

4.2(1)	Form of Registrant’s Amended and Restated Bylaws to become effective upon completion of Registrant’s initial public offering.

4.3(2)	Form of Common Stock Certificate of Registrant.

5.1	Opinion of Cooley Godward llp.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward llp. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1(2)	2000 Equity Incentive Plan and Form of Option Agreement and Form of Stock Option Grant Notice thereunder.

99.2(2)	2005 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

99.3(2)	2005 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.4(2)	2005 Non-Employee Directors’ Stock Option Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

(1)	Filed as an exhibit to Registrant’s registration statement on Form S-1 (File No. 333-128059), filed with the Commission on September 2, 2005, and incorporated herein by reference.

(2)	Filed as an exhibit to Registrant’s Amendment No. 4 to Form S-1 (File No. 33-128059), filed with the Commission on January 4, 2006, and incorporated herein by reference.